EXHIBIT 10.4

ELECTRONIC ARTS INC.
CHANGE IN CONTROL PLAN

The Company hereby adopts the Electronic Arts Inc. Change in Control Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions set forth in this plan. Capitalized terms are defined in Section 1.

SECTION 1. DEFINITIONS. As hereinafter used:

1.1    “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.3    “Board” means the Board of Directors of the Company.

1.4    “Cause” means (i) the continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (ii) the engagement by the Eligible Employee in acts of fraud, embezzlement, dishonesty, gross negligence, willful misconduct, bad faith or moral turpitude, (iii) the Eligible Employee’s indictment for, conviction of or plea of nolo contendere to any felony or of any other crime involving fraud, breach of trust or misappropriation, (iv) a breach by the Eligible Employee of his or her fiduciary duties that has a material adverse effect on the Company’s business, operations, prospects or reputation or (iv) any breach or violation of any agreement or written code of conduct relating to the Eligible Employee’s employment with the Employer that materially and adversely affects the Company or any of its Affiliates.

1.5    A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the then outstanding common stock of the Company or (B) the total voting power represented by the Company’s then outstanding voting securities; or

(ii)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, which would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such sale or disposition; or

(iii)    The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company by virtue of the closing or effective date of such merger or consolidation with any other corporation, other than a merger or consolidation which would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)    A change in the composition of the Board during any twelve-month period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

1.6    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.7    “Company” means Electronic Arts Inc., a Delaware corporation, or any successor thereto.

1.8    “Disability” means long-term disability under the terms of the Employer’s long-term disability plan, as then in effect.

1.9    “Effective Date” means February 9, 2017, the date as of which the Plan has been adopted.

1.10    “Eligible Employee” means any employee who is a Tier 1, Tier 2, Tier 3 or Tier 4 Employee.

1.11    “Employer” means the Company or any of its Affiliates that is an employer of an Eligible Employee.

1.12    “Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, but excluding any performance share or performance share unit awards and performance cash awards, which are granted to an Eligible Employee under the Electronic Arts Inc.

2000 Equity Incentive Plan and any other equity-based incentive plan or award adopted or assumed by the Company at any time prior to a Change in Control. For purposes of this Plan, Equity Awards shall also include any shares of common stock acquired upon the exercise of an option, warrant or other similar right that constitutes an Equity Award.

1.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.15    “Good Reason” means:

(i)    for all Eligible Employees, the occurrence without the affected Eligible Employee’s written consent, of any of the following on or after the date of a Change in Control:

(A)    a change in the location of such Eligible Employee’s principal place of business by more than 50 miles when compared to the Eligible Employee’s principal place of business immediately before the Change in Control; or

(B)    at the time the Eligible Employee incurs a Severance, (1) a more than 10% reduction in the Eligible Employee’s annual base salary, (2) a more than 10% reduction in the Eligible Employee’s target annual bonus; or (3) a more than 10% reduction in the Eligible Employee’s total target annual cash compensation, including without limitation, annual base salary and target annual bonus; or

(C)     the Company’s material breach of any provision of this Plan; or

(D)    the failure of acquiring or successor entity to expressly assume the Plan and the Company’s obligations thereunder in connection with a Change of Control.

(ii)    for Specified Employees, in addition to the events described in clause (i) above, the occurrence without the Specified Employee’s written consent, on or after the date of a Change in Control, of either (a) a material reduction in the Specified Employee’s authority, duties or responsibilities relative to the Specified Employee’s authority or responsibilities in effect immediately prior to the Change of Control; or (b) a material change in reporting.

Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Eligible Employee to the Company by written notice pursuant to Section 5.10 of this Plan within ninety (90) days after the initial occurrence of the event and at least thirty (30) days in advance of the date of termination and the Company fails to cure the alleged Good Reason prior to the expiration of such thirty (30) day notice period.

1.16    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i)

the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.17    “Plan” means the Electronic Arts Inc. Change in Control Plan, as set forth herein, as it may be amended from time to time.

1.18    “Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Compensation Committee of the Board shall be the Plan Administrator.

1.19    A “Potential Change in Control” shall be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control.

1.20    “Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and ending on either the date that such Change in Control occurs, or the date of termination of the agreement that constituted the Potential Change in Control.

1.21    “Severance” means during the three (3) months immediately preceding a Change in Control and ending eighteen months after the Change in Control, a termination of an Eligible Employee’s employment with the Employer (A) by the Employer without Cause or (B) by the Eligible Employee for Good Reason, which termination is made in connection with the Change in Control, as determined by the Plan Administrator in its sole discretion, provided that if and to the extent required by Code Section 409A, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of an Eligible Employee’s employment on account of death or Disability shall not be treated as a Severance.

1.22    “Severance Agreement and Release” means the written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time to accord for local or foreign laws or as determined by the Plan Administrator in accordance with Section 3.1.

1.23    “Severance Date” means, subject to the terms of Section 1.21, the effective date on which an Eligible Employee’s employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Eligible Employee, as the case may be, delivered to the other pursuant to Section 5.10.

1.24    “Severance Payment” means the payment determined pursuant to Section 2.1.

1.25    “Severed Employee” is an Eligible Employee once he or she incurs a Severance.

1.26    “Specified Employee” means any Eligible Employee that serves in one or more of the positions or roles for the Company set forth on Schedule A, as such list may be amended from time to time by the Plan Administrator. The Tier level of each Specified Eligible Employee will be determined in accordance with such employee’s corporate title or level or in the absence thereof, as designated by the Plan Administrator.

1.27    “Tier 1 Employee” means the Chief Executive Officer of the Company and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

1.28    “Tier 2 Employee” means any President or Executive Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

1.29    “Tier 3 Employee” means any Senior Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

1.30    “Tier 4 Employee” means any employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

SECTION 2. SEVERANCE PAYMENTS; 280G PAYMENTS.

2.1    Each Eligible Employee who incurs a Severance shall be entitled, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, to receive from the Company, subject to the conditions set forth in Sections 2.2, 3.4 and 4.2:

(A)    Cash Payments.

(i)    A cash payment equal to the product of (A) the sum of (x) such Eligible Employee’s annual base salary as in effect immediately prior to the Severance Date, plus (y) such Eligible Employee’s target annual bonus or incentive opportunity for the year in which the Severance Date occurs; multiplied by (B) in the case of a Tier 1 Employee, 2; in the case of a Tier 2 Employee, 1.5; in the case of a Tier 3 Employee, 1; and in the case of a Tier 4 Employee, 0.5. For purposes of clauses (x) and (y) above, annual base salary and target annual bonus or incentive opportunity shall be the amount in effect immediately prior to the Severance Date without regard to any reductions therein which constitute Good Reason. The cash payment shall be made in a lump sum within 74 days of the Severance Date.

(ii)    A cash payment in satisfaction of any unearned performance cash awards granted to such Eligible Employee prior to the Change in Control, equal to the product of (A) the Company’s actual achievement of the applicable performance measures for the completed fiscal year(s) prior to the beginning of the fiscal year in which the Severance Date occurs, as determined by the Compensation Committee in its sole discretion; multiplied by (B) a fraction the numerator of which shall be the number of days the Eligible Employee was employed by the Employer during the performance cycle prior to the Eligible Employee’s Severance Date and the denominator of which shall be the total number of days in the incomplete performance cycle. Any such performance cash award shall be paid in accordance with its terms.

(B)    Equity Awards.

(i)    All outstanding, unvested Equity Awards granted prior to the Change in Control will accelerate and vest in full as of the later of the Eligible Employee’s Severance Date and last day of employment. Notwithstanding the foregoing, in the event of a Severance within three (3) months preceding a Change in Control, the Severed Employee shall not forfeit or further vest in any unvested Equity Awards between the Severance Date and the date of the Change in Control but all such Equity Awards shall vest in full upon the effective date of the Change in Control. Such Equity Awards shall be settled in accordance with their terms.

(ii)    Unless the Eligible Employee’s applicable award agreement provides for different treatment on a Change in Control and/or a Severance following a Change in Control, all performance share or performance share unit awards granted to such Eligible Employee prior to the Change in Control which remain unearned and unvested as of the Severance Date shall vest and be earned on the later of the Eligible Employee’s Severance Date or last day of employment. The number of shares underlying the performance shares or performance share units that shall vest and be earned will be based on the product of (A) the Company’s actual achievement of the applicable performance measures for the completed fiscal year(s) prior to the beginning of the fiscal year in which the Change in Control occurs, as determined by the Compensation Committee in its sole discretion; multiplied by (B) a fraction the numerator of which shall be the number of days the Eligible Employee was employed by the Employer during the performance cycle prior to the Eligible Employee’s Severance Date and the denominator of which shall be the total number of days in the incomplete performance cycle, rounded down to the next whole share. Notwithstanding the foregoing, in the event of a Severance within three (3) months preceding a Change in Control, the Severed Employee shall not forfeit or further vest in any unearned or unvested performance share or performance share unit awards between the Severance Date and the date of the Change in Control but all such awards shall be earned and vest in accordance with the above product upon the effective date of the Change in Control. Such performance share or performance share unit awards shall be settled in accordance with their terms.

(C)    Employee Health Benefits. Provided that the Eligible Employee timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premiums of such Eligible Employee’s group medical, dental and vision coverage (including coverage for the Eligible Employee’s eligible dependents who were covered as of the Severance Date), commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the period set forth in the last sentence of this Section (the “Continuation Period”). Such COBRA premium payments (or the remaining applicable portion(s) thereof if the Eligible Employee becomes covered under the health plan of a subsequent employer that does not provide each of the three types of benefits described below) shall continue until the earlier of the expiration of the Continuation Period and the date on which the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer or otherwise becomes ineligible for COBRA continuation coverage. Subject to earlier expiration in whole or part as described in this subsection (C), the Continuation Period shall be as follows: (i) in the case of a Tier 1 Employee, for twenty-four months from the Severance Date, (ii) in the case of a Tier 2 Employee, for eighteen months from the Severance Date; (iii) in the case of a Tier 3 Employee, for twelve months from the Severance Date; and (iv) in the case of a Tier 4 Employee, for six months from the Severance Date.

If the Eligible Employee is entitled to have the Company pay COBRA premiums for the Continuation Period under this Section, the Company shall reimburse the Eligible Employee for any COBRA premiums paid during the period between the Severance Date and the date that is 74 days after the Severance Date. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payments required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums that the Company pays during the Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Eligible Employee shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section, applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee. In addition, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Eligible Employee a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium payments in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

2.2    280G Payments. This Section 2.2 shall apply with respect to any Eligible Employee who, taking into account the benefit provided under the Plan and all other payments that would be deemed to be “parachute payments” within the meaning of Code Section 280G (collectively, the “280G Payments”), would be subject to the excise tax under Code Section 4999 (a “Section 2.2 Participant”). Notwithstanding any provision of the Plan to the contrary, a Section 2.2 Participant’s benefit under the Plan shall be reduced to an amount equal to (i) 2.99 times the Section 2.2 Participant’s “base amount” (within the meaning of Code Section 280G) (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Code Section 280G (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to the Section 2.2 Participant after taking into account all applicable federal, state and local taxes, including the excise tax under Code Section 4999. Unless the Company and the Section 2.2 Participant otherwise agree in writing, all determinations required to be made under this Section, including the manner and amount of any reduction in the Section 2.2 Participant’s benefits under this Section 2, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction shall be made in the following manner: first a reduction of (i) cash payments subject to Code Section 409A as deferred compensation and (ii) cash payments not subject to Code Section 409A, and second a cancellation of (i) equity-based compensation subject to Code Section 409A as deferred compensation and (ii) equity-based compensation not subject to Code Section 409A.

SECTION 3. PLAN ADMINISTRATION.

3.1    The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to (i) construe and interpret the Plan, (ii) adopt amendments to the Plan which are deemed necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, including without limitation, Code Section 409A and the regulations thereunder, (iii) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (iv) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan, and (v) make all other determinations necessary or advisable for the administration of the Plan.

3.2    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate, with the exception of duties relating to Eligible Employees whom are subject to Section 16 of the Exchange Act.

3.3    The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

3.4    Unless such requirement is waived pursuant to Section 3.1, the Plan Administrator shall promptly provide the Severance Agreement and Release to an Eligible Employee who becomes eligible for a payment and benefits under Section 2.1 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or such shorter time period as the Plan Administrator may impose, subject to compliance with applicable law) from the Severance Date. Unless such requirement is waived under Section 3.1, if the Eligible Employee does not execute and return the Severance Agreement and Release to the

Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

4.1    The Plan may be amended or terminated by the Board at any time; provided, however, that, except as provided in Section 3.1 above and Section 4.2 below, any termination of the Plan or modification of the Plan in any material manner shall be void and of no force and effect if such action is taken during any of the following periods and is not required by law: (i) during the period commencing on a Change in Control and ending on the first anniversary of the Change in Control or (ii) during the period commencing on a date twelve (12) months prior to a Change in Control, or (iii) during the period commencing on a date twelve (12) months prior to a Potential Change in Control and ending on the date that is the end of the Potential Change in Control Period.

4.2    Notwithstanding Section 4.1, above, the Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in Code Section 409A(a)(1) from applying to any payment made under the Plan, and any provision of the Plan that does not further this purpose shall be severed from the Plan and of no force and effect unless the General Counsel in his sole discretion, determine that the provision shall apply. To the extent that any payment under the Plan is subject to a delay pursuant to Code Section 409(A)(a)(2)(B)(i) and the regulations and guidance thereunder, such payment shall be delayed until the date that is 6 months after the Eligible Employee’s separation from service, and no interest shall be paid on any amounts so delayed.

4.3    The Plan shall terminate on the sixth anniversary of the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto and the Plan was not assumed, in which case the Plan shall terminate automatically eighteen months and one day after a Change in Control or, if later, when all benefits payable under the Plan are paid.

SECTION 5. GENERAL PROVISIONS.

5.1    409A. Any deadline established by the Plan Administrator shall ensure that the payment of any benefit under Section 2.1 is made no more than two and one-half months after the end of the calendar year in which the Severance occurs pursuant to the short-term deferral exemption of Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required by Code Section 409A, if the period during which the Eligible Employee is permitted to review and revoke the Severance Agreement and Release overlaps two taxable years (regardless of whether such agreement becomes effective during such first taxable year), then any amount payable that is “non-qualified deferred compensation” within the meaning of Code Section 409A and that would have otherwise been paid during such first taxable year shall instead be withheld and paid in the second taxable year

5.2    No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.3    No Right to Continued Service. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4    Notice Period. If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

5.5    No Duty to Mitigate. A Severed Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor, except as otherwise provided in Section 2.1(C), shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a Severed Employee as a result of employment by another employer after the Severance Date or otherwise.

5.6    Withholding. An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any U.S. or foreign federal, state, local or foreign withholding or other taxes or charges which it is from time to time reasonably believes it is required to withhold.

5.7    Successors. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee under the Plan if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

5.8    Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.9    Plan is Unfunded. The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.10    Notice. Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of an Eligible Employee’s Severance Date by the Company or the Eligible Employee, as the case may be, to the other shall (i) indicate the specific termination provision of the Plan that is being relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated and (iii) specify the termination date (which date, in the case of a termination by the Eligible Employee for Good Reason, shall be not less than thirty (30), and in all other cases shall be not less than fifteen (15) days nor more than sixty (60) days after the giving of such notice). The failure by the Company or the Eligible Employee to provide such notice or to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Company or the Eligible Employee hereunder or preclude the Company or Eligible Employee from asserting such fact or circumstance in enforcing the Company’s or the Eligible Employee’s rights hereunder.

5.11    No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that an Eligible Employee is entitled to receive under any Employer compensation or benefit plan, award agreement, or other arrangement. Any severance benefit provided under any Employer compensation or benefit plan, award agreement, or other arrangement, including without limitation the Electronic Arts Inc. Severance Benefit Plan, shall offset, on a dollar for dollar basis, any benefits owed under the Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any Employer retirement, life insurance, or other employee benefit plan unless otherwise required by the terms of the plan or local law.

5.12    Plan Conflicts/Integration. Except to the extent explicitly provided in this Plan, any awards made under any Employer compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. The Plan, as amended from time to time, constitutes the entire agreement between the Company and any Eligible Employee concerning the subject matter hereof and supersedes in its entirety any and all plans, agreements and understandings related to the subject matter hereof except as otherwise stated in this Section 5.12 or the Plan.

5.13    Governing Law. This Plan shall be construed and enforced according to the laws of the State of California (not including any California law that would require the substantive law of another jurisdiction to apply), to the extent not preempted by federal law, which shall otherwise control.

5.14    ERISA. Because the Plan is not intended to provide retirement income or result in the systematic deferral of income to termination of employment, the Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the ERISA, and not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. However, to the extent that the Plan (without regard to this Section 5.14) is determined to be an “employee pension benefit plan” because (i) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (ii) the facts and circumstances indicate the Plan (without regard to this Section 5.14) is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Section 2 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Section 2 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

5.15    Claim Review Process. In the event of a claim for benefits hereunder by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator as set forth Section 5.10. The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Eligible Employee as to the Plan Administrator’s determination of the claim. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse determination on appeal. In the event an Eligible Employee wishes to perfect the claim and/or appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be permitted to review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. No legal action for benefits under the Plan may be brought in any forum until the Eligible Employee has brought a claim for benefits under the Plan and exhausted the remedies set forth in this Section 5.15. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Eligible Employees claim or appeal within the relevant time periods set forth above, the Eligible Employee’s claim is deemed to be denied and the Eligible Employee can proceed with a legal action for benefits.

SCHEDULE A
SPECIFIED EMPLOYEES

Chief Executive Officer
Chief Operating Officer and Chief Financial Officer
Chief Design Officer
Chief Studios Officer
Chief Technology Officer
Chief Marketing Officer
Chief People Officer
EVP of Strategic Growth
EVP, General Counsel & Corporate Secretary

APPENDIX I

FORM OF
SEVERANCE AGREEMENT AND RELEASE

DO NOT SIGN BEFORE [SEPARATION DATE]

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”), including and incorporating by reference the attached Summary of Terms, the definitions for the capitalized terms set forth therein, and Attachment A, is made by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (“EA”) and Employee. This Agreement shall become effective as of the Effective Date.

A.    Employee has been employed by EA since the Employment Start Date.

B.    The Electronic Arts Inc. Change in Control Plan (as such plan may be amended from time to time, the “Plan”) sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment by Employer and the severance of such employment in connection with a Change in Control as determined in accordance with the Plan.

C.    The Plan requires Employee to execute, return and not revoke this Agreement as a condition to receipt of certain benefits as a result of such severance.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EA and Employee agree as follows:

1.    Termination of Employment Relationship. The relationship between Employee and EA shall terminate as of the Separation Date.

2.    Plan Benefits. In consideration for Employee’s execution, and fulfillment of the terms and conditions of this Agreement, EA will provide Employee with benefits to which Employee is entitled in accordance with the terms of the Plan (such benefits summarized for Employee’s convenience in the Summary of Terms). Any payments made pursuant to this Agreement will be in gross amounts and subject to all applicable deductions and withholdings.

3.     Payment of Salary and Receipt of All Benefits. Except for the amounts set forth in the Summary of Terms, Employee acknowledges and agrees that EA has already paid to Employee any and all undisputed wages, salary, bonuses, accrued, but unused, paid time off, reimbursable expenses, and any and all other benefit payments and/or other payments or compensation earned by Employee, and that no further payments or amounts are owed or will be owed. Employee further agrees that, to the extent there is any claim for unpaid wages (including paid time off and bonuses), there is a bona fide and good-faith dispute as to whether such wages are due and owing, and, based on this dispute and the consideration provided to Employee under this Agreement, Employee releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees to the maximum extent allowed by law.

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4.    Tax Payments. EA makes no representations or warranties with respect to the tax consequences of the payments provided to Employee under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of applicable taxes or penalties on the payments made by EA under this Agreement. Employee further agrees to indemnify and hold EA harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against EA for any amounts claimed due on account of: (a) Employee’s failure to pay, or Employee’s delayed payment of, applicable taxes or (b) damages sustained by EA by reason of any such claims, including attorneys’ fees and costs.

5.    General Release. In consideration of the obligations of EA in this Agreement, Employee hereby completely releases and forever discharges EA, its subsidiary, predecessor, successor, and related corporations, divisions and entities, and its and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, and assigns (collectively referred to as “Releasees”) from any and all legally waivable claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known and unknown, suspected or unsuspected, which Employee may have or have ever had against Releasees (“Claims”). Claims include without limitation all claims arising from or connected with Employee’s employment by EA and the termination of such employment, whether based in common law, tort, or contract (express or implied), or on federal, state or local laws or regulations, claims with respect to any of the Employee’s outstanding equity awards, claims arising out of any dispute over tax withholding on the payments provided to Employee pursuant to this Agreement, and claims for attorneys’ fees and costs to the extent allowed by law, up until and including the Effective Date.

Employee understands and agrees that this is a final release and that Employee is waiving all rights that may be waived by law to pursue any remedies available under any employment related cause of action against Releasees, including without limitation claims of wrongful discharge, emotional distress, privacy, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims relating to employee stock options or employee stock holdings, claims for violation of California and federal labor and employment laws, claims under the following statutes, all as amended: Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Civil Rights Act of 1866, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the California Fair Employment and Housing Act (“FEHA”), the Employee Retirement Income Security Act (“ERISA”), California unfair competition laws (Business and Professions Code §17200, et. seq.), and any other laws and regulations relating to employment and that are waivable in accordance with applicable laws. Employee further acknowledges and agrees that Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the FMLA, CFRA, ADA, FEHA, California worker’s compensation laws and paid family leave laws.

Employee has been advised that this release does not apply to any rights or claims that may arise after the Effective Date.

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6.    Administrative Agency Claims and Concerted Activity. This Agreement does not apply to claims that cannot be released as a matter of law such as charges filed with the Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing (“DFEH”), the National Labor Relations Board (“NLRB”), and whistleblower claims with the Securities and Exchange Commission (“SEC”). This Agreement is not intended to restrict or otherwise interfere with Employee participation in an investigation conducted by the above agencies. Notwithstanding the above, Employee agrees that Employee is releasing and waiving any right to recover any monetary damages on any claim, charge or complaint within the jurisdiction of the EEOC, DFEH, NLRB, and any other government agency to the extent allowed by law.

This Agreement is not intended to interfere with employee rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in, or refrain from engaging in, concerted activity.

7.    Waiver of Unknown Claims Under California Civil Code Section 1542. Employee hereby expressly waives the provision of California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that the waiver of this Section of the California Civil Code set forth above is an essential and material term of this release, and that Employee has read this provision, has been given the opportunity to consult with counsel, and intends these consequences even as to claims unknown to Employee, but which may exist at the time of this release.

8.    Waiver of Claims Under The Age Discrimination and Employment Act. Employee acknowledges and agrees that Employee is waiving and releasing any rights Employee has or may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et. seq., as amended (“ADEA”); that this waiver is knowing and voluntary, and that that the consideration given for this ADEA waiver and release is in addition to anything of value to which Employee was already entitled. Employee and EA agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee is hereby advised as follows: (a) Employee should consult with an attorney before signing this Agreement; (b) Employee has forty-five (45) days to consider this Agreement; (c) Employee has seven (7) days following execution of the Agreement to revoke it; and (d) this Agreement will not be effective until the revocation period has expired.

Employee acknowledges that Attachment A to this Agreement, incorporated as if fully set forth herein, contains additional information that EA is required to provide under the Older Workers’ Benefit Protection Act of 1990.

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9.    Nondisclosure of Agreement. Subject to Section 6, above Employee will maintain the fact and terms of this Agreement and any payments made by EA in strict confidence and will not disclose the same to any other person or entity (except the Court in any proceedings to enforce the terms of this Agreement), Employee’s legal counsel, spouse or domestic partner, accountant, and any professional tax advisor to the extent that they need to know the information contained in this Agreement to provide tax-related advice) without the prior written consent of EA. Nothing in this Section is intended to limit Employee’s right to participate in a government agency inquiry, to respond to a subpoena or court order or engage in concerted activity under Section 7 of the NLRA. The parties agree that this confidentiality provision is a material term of this Agreement. A violation of the promise of nondisclosure shall be a material breach of this Agreement. It is acknowledged that in the event of such a violation, it will be impracticable or extremely difficult to calculate the actual damages and, therefore, the parties agree that upon a breach, in addition to whatever rights and remedies EA may have at law and in equity, Employee will pay to EA as liquidated damages, and not as a penalty, the sum of One Thousand Dollars ($1,000.00) for each such breach and each repetition thereof.

10.    Return of Property and Confidentiality. Employee represents that Employee has returned to EA, and does not possess, any records, documents, specifications, or any confidential material or any equipment or other property of EA. Employee further represents that Employee has complied with and will continue to comply with the terms of any New Hire/Proprietary Information Agreement (“Proprietary Information Agreement”), signed by Employee, and will preserve as confidential all confidential information pertaining to the business of EA and its customers, licensees and affiliates. Employee acknowledges and agrees that the Proprietary Information Agreement will continue in full force and effect following the termination of Employee’s employment with EA to the extent allowed by law.

11.    No Defamation. Without limiting the foregoing, Employee agrees that Employee will not make any oral or written defamatory statements about EA, or its directors, officers, agents or employees. The parties agree that this Section 11 is a material term of this Agreement.

12.    Cooperation with EA. Employee agrees that Employee will cooperate with EA, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with EA or about which Employee has information, will provide upon request from EA all such information or information about any such matter, will make himself/herself available to assist with any litigation or potential litigation relating to Employee’s actions as an EA employee, and will testify truthfully in any legal proceeding related to Employee’s employment with EA.

13.    No Lien or Assignment by Employee. Employee warrants and represents that there are no liens or claims of lien in law or equity or otherwise of or against any of the claims or causes of action released herein. Employee acknowledges and agrees that this Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

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14.    Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement, including any dispute regarding arbitrability, will be solely and finally settled by means of binding arbitration in the State of California in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (JAMS), which currently can be found at www.jamsadr/rules-employment-arbitration. The prevailing party shall be entitled to injunctive relief to enforce the arbitration award. The parties hereby agree to waive their rights to have any dispute under this Agreement resolved by a judge or jury.

15.    Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding Section 14, above, the parties may seek injunctive relief through the civil court rather than through private arbitration if necessary to prevent irreparable harm.

16.    No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or EA. Both Parties expressly disclaim any liability for claims by the other.

17.    Voluntary Execution. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of EA or any third party, with the full intent of releasing all of Employee’s claims against EA and any of the other Releasees. Employee represents that Employee has had an opportunity to consult with an attorney, if the Employee wishes, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by EA that are not specifically set forth in this Agreement.

18.    General. Except for the Proprietary Information Agreement and any Employee equity award agreements, this Agreement represents the complete understanding of Employee and EA with respect to its subject matter and supersedes all prior and contemporaneous understandings or agreements. This Agreement will be construed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. This Agreement may be executed in counterparts and by facsimile and/or scanned copy, and each counterpart and facsimile and/or scanned copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Payments and benefits provided under this Agreement shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Section 17501, et. seq. of the California Revenue and Taxation Code; to the extent any such payments or benefits are deemed to be deferred compensation subject to the Section 409A or Section 17501, et. seq., the applicable provisions of this Agreement shall be applied, construed and administered so that such payments or benefits are provided in compliance with the applicable requirements of Section 409A and Section 17501, et. seq. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect. This Agreement shall be binding upon all successors, heirs, executors and trustees of the parties. Employee may not assign Employee’s rights under this Agreement.

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19.    No Oral Modification.     This Agreement may only be amended in a writing signed by Employee and an authorized representative of EA.

20.    Time Frame for Execution. The parties recognize the importance of a full Release of Claims set forth herein, including claims relating to the termination of Employee’s employment with EA. Therefore, Employee acknowledges and agrees that Employee is not permitted to sign this Agreement on or before the Separation Date. Employee also understands and agrees that, if this Agreement is not executed by Employee and received by EA by the Deadline for Employee’s Signature, Employer’s offer to enter into this Agreement is automatically revoked and Employee shall forfeit all rights under the Plan.

ELECTRONIC ARTS INC.	«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»

By: [Signature]	[Signature]:

Name:	Name:

Title:	Date:

Date:

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SEVERANCE AGREEMENT AND RELEASE

SUMMARY OF TERMS

Employee:

Employment Start Date:

Separation Date:

Agreement Date:

Effective Date of Agreement:	The eighth (8th) day after the Agreement is signed by Employee

Deadline for Employee’s Signature:

Separation Pay:

Payment Date:

Stock Vesting to Continue Through:

Health Benefits Continue Through:

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ATTACHMENT A

OLDER WORKERS BENEFIT PROTECTION ACT (“OWBPA”) NOTICE

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